The Moderator: Good afternoon, I'm Anne Marie Meridith, and I will be your conference facilitator. At this time I would like to welcome everyone to the Friedman Billings Ramsey acquisition of First NLC conference call. All lines have been placed on mute to prevent any background noise. After the speakers' remarks, there will be a question-and-answer period. If you would like to ask a question during this time, please press star, then number one on your telephone key pad. If you would like to withdraw your question, press star, then the number two.
     I would now like to turn the conference over to Kurt Harrington, Chief Financial Officer. Please go ahead, sir. Kurt Harrington, Chief Financial
Officer: Thank you. Good afternoon. This is Kurt Harrington, Chief Financial Officer of Friedman Billings Ramsey Group, Inc.
     Before we begin this afternoon's call, we would like to remind everyone the statements concerning future performance, developments, events, market forecasts, revenues, expenses, earnings, run rates and any other guidance on present or future periods constitute forward-looking statements. These forward-looking statements are subject to a number of factors, risks, and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances. These factors include, but are not limited to, the effect of the demand for public offerings, activity in the secondary securities markets, interest rates, or costs of borrowing, interest spreads, mortgage prepayment speeds, risks associated with the nonperforming mortgage business, the risks associated with merchant banking investments, the realization of gains and losses on principal investments, available technologies, competition for business and personnel, and general economic, political and marketing conditions. Additional information concerning these factors that could cause results to differ materially is contained in FBR Group's Annual Report on Form 10-K and in quarterly reports on Form 10-Q.
     I would now like to turn over the call to FBR Group's Co-Chairman and Co-Chief Executive Officer, Eric Billings. Also joining us this afternoon are Rick Hendrix, President and Chief Operating Officer; and Rock Tonkel, President and Head of Investment Banking. In addition, Co-Chairman and Co-Chief Executive Officer Emanual Friedman will be tied in on the call from the West Coast.
     Eric Billings, Co-Chairman and Co-CEO: Good afternoon. By now, all of you have seen our announcement of the definitive agreement to acquire First NLC, the nonconforming mortgage origination company based in Deerfield Beach, Florida. I would like to share some details of the transactions with you and discuss what this means to FBR from a strategy perspective. I would then be happy to answer questions.
     First of all, I want to say that I am, and our whole team is looking forward to welcoming all 1100 employees of NLC to FBR. The NLC management team lead by Neal Henchel has built one of the leading companies in this industry, and we look forward to partnering with them to continue the company's extraordinary success.
     With regard to the structure of the transaction, FBR will pay $88 million in stock and cash to acquire a hundred percent of NLC. NLC will have approximately 16 million of tangible book value at the time of closing, which we expect to be in late February following the necessary regulatory approvals.
     NLC is currently owned by an affiliate of Sun Capital Partners, a private equity firm based in Florida. The mix of stock and cash in the transaction will be 27.7 percent stock and 72.3 percent cash. Additionally, 6 million is being paid to the senior managers of the company primarily in the form of restricted stock. NLC's current run rate of originations is roughly $4 billion annually. NLC will continue to be led by Neal and his team, and will become part of our principal investment areas reporting to Rick Hendrix.
     I would like to take everyone through our strategy for this business and its impact on our mortgage portfolio. As you know, we currently manage a mortgage portfolio of approximately 11 billion in agency mortgage-backed securities. This acquisition is part of a broader mortgage investment strategy that will span the type of mortgage assets we own. Specifically, we intend to allocate 25 to 50 percent of our existing capital dedicated to mortgages to nonconforming loans over the next two quarters, and we may allocate as much as 70 percent of our equity capital in the REIT by year end.
     So, let me just talk generally now about how we are viewing this acquisition, how we view the economic effect on our business, what we view the structural integrity of the business to be post this merger, and the broad implications it will have to the company generally.
     So, first of all, as we have spoken to you a little bit in the past, you know we have been looking at this potential opportunity and broadly speaking for many months now. We have thoroughly investigated, and we have looked at many companies. Obviously, we understand this industry. We believe very, very thoroughly and deeply. As part of our deep due diligence and investigation, when speaking to the Henchels, it was very clear to us that this was a team that was very much consistent with our philosophy in terms of culturally running a business, very dedicated people utterly committed to the execution of their business plan. They have built the business and grown the origination platform in an exceptional way through the last five years particularly.
     With this acquisition, our plan will be to redeploy, roughly transfer about $500 million of our equity capital over the first couple of quarters from the agency-backed spread business to the nonconforming business through securitization funding; and then, as we said earlier, possibly as much as 700 million of our equity capital. And, of course, these things will all depend on market environments and so on and so forth.
     Certainly, this gives us the ability to utilize that flexibility, to make judgments at the market, to do the things that we have always tried to do, which is based on circumstances, allocate our equity capital so that we could achieve the highest risk-adjusted return, given different market environments. This adds to that capacity very substantially, in our judgment.
     Specifically, of course, we think the spread-based business, the agency mortgage-backed spread-based business, is still a great business, and we don't want there to be any confusion about that in any way. We don't want anybody to take any assumption from this as to mean that we don't believe this business is as good as every bit we assumed it was. Simply, as we have evolved, we look at other alternatives, and when we see things that we think have even better application, of course, we want to do that as is appropriate.
     So, specifically, the agency business will today, it still will achieve a return on equity which is broadly defined as 15 to 20 percent on equity in the vast majority of times, and in our case will run an average of around 20 percent and is a very fine business. It is nonetheless a business that does have some rate risk, some rate volatility. This allocation of equity will provide a business for us that, in our judgment, will allow us to achieve cash returns on invested equity when securitized, utilizing approximately 7 percent equity capital against the gross assets in a securitization, so run much like the thrift or the bank industry, only with a little bit more capital. We expect to achieve about a 30 percent cash return on invested equity in this process.
     Therefore, the transferring of equity capital from our agency business to the nonconforming business will allow us to increase our return on equity by something in the vicinity of 15 percent on equity on average over time, including the TRS earnings that we should achieve in--from the sale of excess loans of First NLC.
     So, the totality of this will not only allow us to achieve much higher cash returns on invested equity, but it will also allow us to match-finance our balance sheets so as to significantly eliminate interest rate risk in the total portfolio. So, that's from a total return perspective. Clearly, this enhances our returns immediately and significantly. From a rate-risk perspective, it diminishes interest rate risk and volatility very substantially, and as we execute the totality of the strategy.
     As it relates to the credit worthiness of the portfolio, because while these are a different type of mortgage, clearly they are nonetheless mortgages as our agency-backed mortgages. These clearly have different credit characteristics. We intend, as we have indicated in the past, to acquire mortgage insurance, and we intend to mortgage-insure the portfolio down to at least 60 percent loan to value, and we are investigating taking that down even lower to as low as potentially 50 percent. In other words, effectively, to some substantial degree, creating a credit portfolio, a credit worthiness of the portfolio, is not meaningfully different than what we have today.
     So, we believe the totality of this strategy will allow us again to achieve considerably higher cash returns on equity to maintain more steady predictable state of earnings because of the match funding, to maintain very high level of credit quality in the portfolio; and, therefore, the totality of this, in our judgment, is simply a superior business activity and a superior allocation of our equity capital.
     As you think about the business, clearly, one of the things that's very important to us is that this business and industry is a very, very large industry. Many of you have heard our macro discussions on this industry, and you know what our views are on this business and industry over time. We believe that this industry will be many times larger than the nonconforming part of the mortgage industry over the next five to seven years. We believe that the ability to invest equity capital at high returns on invested equity, match-funded with very high credit worthiness through incremental not only loan to value but obviously with mortgage insurance gives us the ability to not only deploy the capital that we have now, but to potentially where it can be done accretively add capital to our company where we would add to the broadcast of the earnings and after the dividends, and be able to grow our business because of the size of the asset class is so substantial.
     So, we believe that the totality of this--and we believe that by acquiring First NLC, which is a dynamic platform, which will certainly, in our judgment, be able to grow with the industry, gives us the flexibility through First NLC to direct the type of assets that we would like particularly to portfolio, gives us greater flexibility to make sure that the portfolio maintains the characteristics we are particularly interested in.
     Further, because of our relationships with so many originators, we would intend to acquire nonconforming assets, nonconforming mortgage assets, from other originators in the early parts of the strategy, so that as we allocate our equity capital to this strategy, we will be able to sufficiently acquire and/or originate assets and quantity to get that capital effectively deployed substantially over the course of the year.
     And so, as we think about this strategy in totality, we believe, the accretion we will accomplish simplistically, we think about it in our equity to the degree that we redeploy approximately 700 million of equity through the course of the year. And again, this needs to be recognized that, as markets change, we may change that, but as we look at it today that will certainly be our game plan. We believe that will allow us to earn about a hundred million dollars more in earnings than we are currently from that redeployment. And we will again take the earnings and the totality of the company and provide tremendous interest rate protection, but that's a way for you to have a sense of the effect, the accretive effect, to the company over the course of the
transferring   of  the  equity   capital  and  the  deploying  of  these  assets
effectively.
     So, it's quite significant to our company. And then, as we are able to raise capital accretively, in fact, if that happens, then the subsequent earnings accretion would be even greater if, in fact, that comes to pass.
     So, when we look at the totality of this, we recognize that acquiring assets in the industry are still--is something we will be doing as well as originating through NLC. That strategy, while good, does not give us the ability to have quite as much control over the assets that we have accumulated. Also, it doesn't allow us to achieve as high as return on equity. It's somewhere about 5 to 700 basis points lower. And further, we don't have the ability to sell excess originated assets through the taxable REIT subsidiary, which we believe will allow us to add about 7 to 10 percent return on our equity allocated from the sale of assets through the GRS.
     When we purchase, obviously, we would lose that ability. The totality of the difference between purchasing nonconforming mortgage loans and owning the originator, we believe, is about 15 percent higher return on equity in total. And for that reason, it made great sense to us to acquire an originating platform, particularly one of the quality of First NLC to deplore this strategy.
     We, finally, do believe that this allows us to deploy a strategy in our balance sheet capital, which maintains very high credit quality, again very much better interest rate protection, highest return on equities that we believe we can achieve on a risk-adjusted basis, great flexibility to grow and expand into the future with very high returns on equity. We believe we have spoken to all of the different companies in the industry that we have a relationship with, which I think as most of you know is most of the other companies in the industry. We don't believe that it will pose any difficulty whatsoever. In point of fact, we believe they understand it will give us an even deeper knowledge of the industry and the business, and therefore heighten our ability to articulate the characteristics of this business to the investment community, and thereby speed up the time in which the investment community comes to understand the investment merits of this strategy broadly defined, which, of course, is greatly beneficial to all of our companies and all of the companies in the business.
     So, in total, we think that it's a great strategy. We are obviously immensely excited about the effects of this on all of our business, and I think with that we would like to open it up to questions that people may have.
     The Moderator: At this time, I would like to remind everyone, if you would like to ask a question, please press star, then the number one on your telephone key pad. We will pause for just a moment to compile the Q-and-A roster.
     Your first question is from Mark Alpert with Centurion.
     Mark Alpert, Centurion: Good afternoon. I was wondering if you could give us a couple of characteristics about the loans that are being originated, what the origination platform is in terms of branches, wholesale, correspondent, and maybe some FICO score, WAK, just some characteristics.
     Rick Hendrix, Co-President and Chief Operating Officer: Sure, Mark. This is Rick. The mix of the wholesale-retail is between 85-15 and 80-20. The company has six operation centers, and between 20 and 30 retail branches. The last cut of the originations had an average FICO of just below 640. It's about 50 percent purchase, 50 percent re-fi, and a weighted average coupon of about 730.
     Mark Alpert, Centurion: And you said you will be selling some of the production, or you're going to keep it all? If you sell it, then you will have the one-time gain on sale?
     Rick Hendrix, Co-President and Chief Operating Officer: Right. We will sell some of the production, but obviously our intent here is to portfolio the assets, and so it's purely based on what the mix origination turns out to be and what we intend to hold. We are going to hold primarily the arm product, which means that we may sell somewhere in the neighborhood of 15 to 20 percent of the production.
     Mark Alpert, Centurion: And if you compare it to the existing portfolio, I know that you had been saying a normal spread on the existing portfolio would be about 220 basis points, but it was running about 150 at the end of last quarter. What do you see on the spread on this portfolio, and has there been any meaningful change in the spread of the agency?
     Rick Hendrix, Co-President and Chief Operating Officer: Well, with regard to our existing portfolio, we will be announcing earnings and information on the portfolio in the next several weeks. We are not in a position to talk about our fourth quarter results at this point.
     Mark Alpert, Centurion: What about the norm? I mean, if you were expecting the normal spread of 220 on the agencies, what do you expect a normal spread on the subprime?
     Rick Hendrix, Co-President and Chief Operating Officer: We expect the normal spread on the subprime to be in the mid 200s, and because of the fact you could finance these assets with very, very low rate risk, you can leverage these 14, 15 times, and so you will have the wider spread and the ability to leverage this spread a little bit further.
     Mark Alpert, Centurion: Thank you.
     Eric Billings, Co-Chairman and Co-CEO: And clearly, Mark, right now, spreads in the agency is not 200. It's obviously running at lower generally than that. And as we saw in the third quarter, this kind of spread was roughly 150 basis points or so in the third quarter. So, this spread tends to be much less volatile than the agency spread.
     Mark Alpert, Centurion: Thank you.
     The Moderator: Your next question is from Todd Halky with Sandler O'Neill. Todd Halky, Sandler O'Neill: Hey, guys, how's it going? On the accretion, the hundred million of earnings, I mean, is that something that we are going to realize in the second half of this year, just kind of the timing of it, or are you looking to realize that potentially in the second, third, fourth quarter time frame? Would we be taking it as like a 25 per quarter, or is that on the exit of the year?
     Eric Billings, Co-Chairman and Co-CEO: It would be, in essence, the hundred million would be on an annualized run rate, first of all, Todd, so let me take sure I'm clear on this. And it will be achieved once the allocation of 700 million of equity capital would be transferred from the agency spread based--from the agency spread base to the nonmortgage area. So, on an annualized basis, once that's complete, you will see an annualized accretion, in our judgment, of that amount. Obviously, things can change, ebb and flow, but that's certainly our best estimate of it at this time.
     So, the accretion will start, though, as soon as it's deployed, and we intend to close the transaction at the end of February. We will have assets deployed. We will anticipate almost immediately after that. So, we would start to see accretion certainly by the second quarter, and it will build throughout the rest of the year.
     Todd Halky, Sandler O'Neill: Okay. In anticipation of this, were you guys--have you been purchasing any nonconforming assets to date during this first quarter or within the fourth quarter, or is it something that you are just going to do that once the deal is closed?
     Kurt R. Harrington, Chief Financial Officer: Well, in advance of the close of the transaction, we're entering into a loan purchase agreement with an LC, a warehouse agreement, so we will begin purchasing loans prior to the close, but we have not begun purchasing nonprime loans prior to the signing is definitive.
     Todd Halky, Sandler O'Neill: Okay. You talked about the 14, 15 kind of leverage on this product. Would that mean that you anticipate growing the portfolio to the 14, 15 billion level? Is that something that we should look for in kind of the '06 time frame?
     Eric Billings, Co-Chairman and Co-CEO: If you think about it this way, Todd, you took 700 million of our capital and we leveraged that 14 times, that would get us approximately 10 billion, 10 and a half billion of those assets, including the equity. Then the 300 million in agency roughly, say, 10 times would be roughly 3 billion. So, in total, maybe 13 and a half billion, so something in probably that, 13 to 14 billion.
     Todd Halky, Sandler O'Neill: Okay. And then just can you walk through, because kind of the thing we are taking from this is that you guys are taking control of the origination and you should be able to originate them at a lower cost than what it will take you to buy them after you transition the business. But from a risk-reward standpoint, you are clearly introducing some credit risk into the model where it wasn't previously. Previously, there were agency's business.
     So I just kind of want to get a better feel for how you see the credit risk, and with this mortgage insurance like what's the costs associated with that are, and the spread you are giving up on that.
     Eric Billings, Co-Chairman and Co-CEO: Sure, great questions. Let me say a couple of things. If you think about this industry, and obviously the evolution of the industry over the last 15 years has been very, very significant, and you can look at the credit trends in the industry, and you may have had a chance to do that, Todd, over the past 15 years. I do think it's important to recognize that credit trends have basically gotten consistently better in this industry through this time frame, and that goes to many things: The maturity of the industry, the evolution of the industry, the ability of the credit score, better the ability to check for fraud, do other types of things. They simply do far better over the last 15 years than they did previously.
     And so, the effect of that today is that actual losses--and again, this is generalizations because it all depends on FICO scores, so it's broad generalizations. Losses tend to be occurring today at an annualized level which is around seven basis points of actual losses, and these companies are gladly providing for anticipated losses of maybe three to three and a half percent during the life of the pool, but that is down significantly.
     Now, we would say to you that, therefore, there is a great case to be made, that if you think about these assets, it's important to remember first and foremost the collateral of these assets is among the best collateral that exists in the United States. It's Jennie-Fannie-Freddie conforming collateral. Now, the borrower is not, but the collateral is. The average loan size of 150,000, loan to value 75 to 80 percent, and so there is very, very good aspects to the collateral.
     Now, obviously, the frequency of delinquency or default is higher in the asset class because the borrower is less credit worthy, but when you look at the severity, the severity doesn't track as it otherwise will because the collateral is such good collateral.
     So, in any case, there are very good actuarial statistics in the evidence to be able to look at to make judgments on the credit worthiness of this asset class, and we believe that as it is structured, it will prove to be a very high quality asset class without mortgage insurance, that the provisioning that is being allocated today by most of the companies in the business of 100-plus basis points will prove to be far more than necessary, even in slowdowns and periods of recession than will be necessary to facilitate actual loss experiences.
     Having said that, because of the nature of our company, because catastrophic risks and things like that are not risks that we are willing to take, we will be acquiring, as stated, mortgage insurance, and we will be ensuring these assets down to as low as 50 percent loan to value, which from our perspective means 150,000-dollar loan. That would mean that the borrower purchased $180,000 home, and the home would have to fall to less than $90,000 for us to be at risk as a broad generalization.
     Because the nature of these securitizations are broad pool geographically diverse, so on and so forth, you in essence would have to have a residential mortgage calamity whereby the value of residential assets would have to drop by 50 percent for that to be realized. From our perspective, as a generalization, we believe, therefore, we have credit worthiness, which is probably about the same as agency-backed paper and an implicit guarantee on agency paper. In other words, neither could survive it.
     So, we think this gives us a very, very high credit quality, credit worthiness in our portfolio. And even though we don't think per se the asset needs it on its own right, we do take even catastrophic risk off the table.
     Now, the cost of that will depend, and again depends on FICO scoring in terms of many different things, but on average it's probably going to round somewhere around a hundred basis points generally and then maybe 70 to maybe a little over a hundred. I mean, it just depends.
     But it also means that our reserving from credit losses would be lower. Because of the way we originate the loans, we can do this and still achieve the returns we are talking about, even after paying the potential insurance costs, and so the totality of that for us is just very well worth the structure of that.
     Todd Halky, Sandler O'Neill: Okay. And this is the last question which is on the dividends. All of this, if this plays out the way you guys are laying it out here, once you are going to get to deploy that 700 million in capital, I mean, in theory you should--you are giving an increase on a quarterly basis by about 15 percent. Is that what you're looking at?
     Eric Billings, Co-Chairman and Co-CEO: It would be something in that vicinity. That's about right.
     Todd Halky, Sandler O'Neill: Great. Thank you.
     Eric Billings, Co-Chairman and Co-CEO: Thanks, Todd.
     The Moderator: Again, I would like to remind everyone, if you would like to ask a question, press star, then the number one on your telephone key pad.
     The next question is from Bernhard Krieg with Haven Funds.
     Bernhard Krieg, Haven Funds: Yes, hi. I just wanted to follow up a little bit more on the timetable that you were talking about deploying $700 million of equity by year end with a strategy that applied 10 billion roughly portfolio, but the origination is only currently running at $4 billion, and I don't think there is a lot of growth here. What's going to be the balance to get to that number?
     Eric Billings, Co-Chairman and Co-CEO: First of all, we are up to 700, so to be clear, but the answer is really, first of all, we do believe First NLC particularly now in the new partnership together with FBR will absolutely continue to grow their originations, and they are, I think, quite excited about that prospect, and I think our internal expectations are that they would originate annually at a rate of 5 billion and even greater than that. So, that would be one thing.
     Secondly, as we indicated, we do intend to purchase incremental assets that meet the criteria we are looking for to facilitate the totality of the buildout of the platform in the early stages.
     Bernhard Krieg, Haven Funds: In terms of the economics that you achieve in that, you were indicating about 25 percent return on equity for top originated assets and about a 15 percent RE spread in there, and so that means you would deploy the capital about 10 REs? Am I making that comparison correctly?
     Eric Billings, Co-Chairman and Co-CEO: Yes, you are, but the 15 actually is more of a blend, assuming we will have a mix of acquired assets.
     Bernhard Krieg, Haven Funds: In terms of getting out of the hybrid, just the profits of leading out of the assets as they kind of get prepaid, or are you looking to potentially fill the market as you find assets and replace them with?
     Eric Billings, Co-Chairman and Co-CEO: We'll look at all sides of that. If there are ways for us to effectively redeploy our capital, we will look at all the different ways to do that.
     Bernhard Krieg, Haven Funds: Okay, great. Then last, if you could talk a little bit more about real or perceived conflict of interest, because I thought you guys have been carving yourself out a fantastic niche in the mortgage space to bring, to bring a lot of companies public, and usually the underwriter in the investment banking side of the business. Can you talk a little bit more about what was so reassuring for the companies that, on the one hand, you're an advisor in an agency, and on the other hand you're a principal of that agency in the exact same business?
     Eric Billings, Co-Chairman and Co-CEO: Again, we are so intricately involved in this industry that the only change here really is that we will directly own the assets, but you know not only were we advisor and capital riser in every way for virtually every company. We have been a very large merchant investor in these companies for years, and so this is an incremental iteration to our strategy. It's not meaningfully different. It doesn't, in our judgment--and obviously we have spoken to all of the different companies and they concur--it doesn't give us any insight into their particular businesses that we wouldn't have anyway. And obviously, in an industry that's originating now close to $500 billion a year probably going to a trillion over the next five, six, seven years, with many competitors, what we're doing in this regard doesn't really pose a competitive threat to anybody.
     And so we don't believe--and we obviously have investigated this thoroughly--that we will have any problems or any issues with that at all. We do believe that our knowledge and our ability to understand the industry will allow us to continue to be the dominant underwriter in this industry.
     And again, remember Lehman Brothers owns, I think, three of these companies. Other of the major underwriters own these companies. In addition, all of them own the equity tranches that they originate loans, they purchase loans, they own the equity tranches. They are all intricately involved in the industry as are we, and so I don't think there will be any fallout from that at all. Emanuel "Manny" Friedman, Co-Chairman and Co-CEO: This is Manny. We have a
similar  example  in  the  mortgage-backed   area.  We  have  a  mortgage-backed
portfolio, yet we have done most of the underwriting for the mortgage-backed REITs.
     Bernhard Krieg, Haven Funds: They're a financial investment to me, whereas the other one you are competing on a true operating company in their business. That seems to me to be a little bit of a different ball game in that sense than vying for financial assets. Okay, that's fine. Thank you.
     Eric Billings, Co-Chairman and Co-CEO: Thank you.
     The Moderator: Your next question is from Ariel Warszawski with Elm Ridge Capital.
     Ariel Warszawski, Elm Ridge Capital: Yes, hi, guys. Is there expected in your minds to be a smooth transition in terms of earnings and dividends from now through Q1, through Q2, in terms of the expectations that people might have?
     Eric Billings, Co-Chairman and Co-CEO: You know, I don't think we would quite steer people to think it's going to be precisely smooth. That's really the objective, is just to redeploy the capital as effectively and efficiently as we can to make our judgments and take--move as opportunistically as possible, and that obviously may not lend itself to a smooth transition.
     What we have given you is our intended approach, our intended model based on changing market environments, and so it could move around these numbers during the course of the year. But assuming that things stay as it appears from our perspective that they will, I think it's better to just recognize that the totality of this will occur during the course of the next three quarters, and it will be more or less in different quarters. So, not precisely predictable.
     Ariel Warszawski, Elm Ridge Capital: No, I guess I appreciate that. One example might be if you had done this all at the end of last quarter, you have to take a $77 million hit; right?
     Eric Billings, Co-Chairman and Co-CEO: No.
     Ariel Warszawski, Elm Ridge Capital: Just as one example, the OCI.
     Eric Billings, Co-Chairman and Co-CEO: No, that would mean that we sold a hundred percent of our portfolio at the then mark to market, so we would not ever do that. That's not our intent at all. We don't intend to sell assets at a loss or anything like that.
     Kurt Harrington, Chief Financial Officer: What we have indicated is that in the near term over the next couple of quarters that it will be 25 to 50 percent of the mortgage capital, if we could comfortably achieve without the kind of disruption that maybe you're alluding to or are concerned about. It could be as much as 70 percent by the end of the year, but we intend to do it in a way that is not disruptive to either earnings or dividend but should do nothing by enhance both.
     Ariel Warszawski, Elm Ridge Capital: And just in your thinking, what are you assuming interest rates do over this time period? Stay around where they are?
     Eric Billings, Co-Chairman and Co-CEO: We really aren't making too many judgments along those lines, Ariel. We are really looking more at what we could do right now, what percentage of the portfolio we could deploy now, plus what we anticipate will be the refinancing that will come in over the course of the year, and it predominantly resolves around that.
     Ariel Warszawski, Elm Ridge Capital: And have you already begun to depose of agency MBS in the first quarter?
     Eric Billings, Co-Chairman and Co-CEO: We are not going to comment on that, Ariel. We'll comment on that at the end of the first quarter at the conference call as we then disclose the activity of the quarter.
     Ariel Warszawski, Elm Ridge Capital: Thank you very much, guys. I appreciate it.
     Eric Billings, Co-Chairman and Co-CEO: Thank you.
     The Moderator: Thank you. At this time there are no further questions. Gentleman, are there any closing remarks?
     Eric Billings, Co-Chairman and Co-CEO: No, we just greatly appreciate everybody's interest, and we know if people have any other questions, please call, and we are happy to go through it with you. We're obviously very, very excited, and we believe this acquisition and this team led by Neil and Jeff will be tremendously beneficial to the FBR Group of companies and family, and so we are very, very excited. We thank you all for participating.
     The Moderator: Thank you. This concludes today's Friedman Billing Ramsey acquisition of First NLC conference call. You may now disconnect.